Exhibit 10.1

TELCORDIA TECHNOLOGIES
Master Agreement for NGN Software and Professional Services
Contract No. 20000315JQ9492
This Master Agreement for NGN Software and Professional Services ("Agreement"), effective as of May 5, 2000 is between CTC Communications Corp. ("CTC"), a Delaware corporation, having an office at 220 Bear Hill Road, Waltham, MA 02451 and Telcordia Technologies, Inc. ("Telcordia"), a Delaware corporation, having an office at 445 South Street, Morristown, New Jersey 07960-6438 (each a "Party" and collectively the "Parties").
I.	DESCRIPTION OF LICENSE AND SERVICES AGREEMENT
Telcordia shall make available to CTC certain proprietary software, including any related proprietary documentation, any applicable maintenance and other services, and shall provide Professional Services, specifically described in each written addendum that may be agreed to by the Parties generally in the forms of Exhibit A, Exhibit B and Exhibit C to this Agreement ("Work Statement(s)"and /or "Professional Services Attachment(s)"), subject to the terms of this Agreement. Each Work Statement/Professional Services Attachment will include a description, as applicable, of the deliverables, term of the license and fees, as such terms may be defined hereunder.
II.	CTC'S AND TELCORDIA'S ADMINISTRATIVE CONTACTS
Steve McGrath	Christine Kordalski
Program Manager	Account Executive
CTC Communications Corp. 	Telcordia Technologies, Inc.
220 Bear Hill Road	3 Corporate Place
Waltham, MA 02451	PY2H-335
	Piscataway, NJ 08854
Tel. No.	781-522-8753	Tel. No.	732-699-7898
Fax No.	781-522-8629	Fax No.	732-336-3482
	with a copy to: David Lane
	Director Contract Management
	Telcordia Technologies, Inc.
	445 South Street (room 1A126R)
	Morristown, NJ  07960
		Tel. No.	973-829-2354
		Fax No.	973-829-2364

In consideration of the mutual obligations assumed under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CTC and Telcordia agree to the Terms and Conditions attached to this Agreement which Terms and Conditions and any Work Statement/Professional Services Attachment are incorporated herein by reference and represent that this Agreement is executed by duly authorized representatives as of the dates below.
AGREED BY:
CTC Communications Corp.		Telcordia Technologies, Inc.
By: 			By:
Name:			Name:
Title:			Title:
Date:			Date:

TERMS AND CONDITIONS


1	DEFINITIONS
1.1	"Acceptance" shall have the meaning ascribed to it in Section 7 of this
Agreement.
1.2	"Acceptance Criteria" means the criteria against which the Supported
Software will be measured during the Acceptance Period, as set forth in the applicable Work Statement or in the Acceptance Test  Plan provided by Telcordia to CTC as specified in the applicable Work Statement.
1.3	"Acceptance Period" means the time period during which CTC may test the
Supported Software in accordance with the corresponding Acceptance Test which period shall be specified in the applicable Work Statement, or if not so specified, the time period shall be thirty (30) calendar days from the date the Supported Software is installed in CTC's site if the
Work Statement provides for Telcordia to assist in the installation or if not, forty-five (45) calendar days from the date of delivery of the Supported Software to CTC.
1.4	"Acceptance Test(s)" means the tests specified in the Acceptance Test
Plan, as described in the applicable Work Statement, which will be used by CTC during the Acceptance Period to determine whether the Supported
Software conforms to the corresponding Acceptance Criteria.
1.5	"Acceptance Test Plan" means the plan for execution of the Acceptance
Test(s), as specified in the applicable Work Statement.
1.6	"Professional Services Attachment" means a document appended to the
Professional Services Work Statement which specifies and authorizes the specific Services and Deliverables to be provided under such
Professional Services Attachment.
1.7	"COMMON LANGUAGE"? means Telcordia's system of proprietary codes, records, labels, and rules for code generation and interpretation useful in automated systems such as those employed in
telecommunications planning, engineering, ordering, inventorying, equipment cataloguing, assignment and accounting operations.
1.8	"Confidential Information" means information of a party to this
Agreement which is provided or disclosed to the other and is marked as confidential or proprietary. If the information is initially disclosed orally then (1) it must be designated as confidential or proprietary at the time of the initial disclosure and (2) within twenty (20) days after disclosure, the information must be reduced to writing and marked as confidential or proprietary.
1.9	"Deliverable" means any written summary of results or any other written data, information or materials provided to CTC including data, comments and conclusions pertaining to the Services  performed under this
Agreement. Deliverable does not include the "Licensed Software.
1.10	"Documentation" means Telcordia's proprietary documentation related to the Licensed Software as identified in the applicable Work Statement.
1.11	"Licensed Software" means Supported Software and Non-Supported Software
(both as defined below).
1.12	"Maintenance" means the support  defined in Exhibit D to this Agreement provided by Telcordia to CTC in accordance with Section 9, MAINTENANCE
AND SERVICES.
1.13	"Non-Supported Software" means that Telcordia proprietary software, and any related proprietary Documentation, which is specifically identified as "Non-Supported Software" in a Professional Services Work Statement.
1.14	"Services" means any consultation or service, other than Maintenance, described in the applicable Work Statement or Professional Services
Attachment, including, but not limited to services related to installation, deployment, on-site technical support, training, testing, or consultation provided by Telcordia to CTC.
1.15	"Supported Software" means Telcordia's proprietary software and any related proprietary Documentation described in the applicable Work
Statement for which Telcordia generally provides Maintenance to its
customers.   All software provided under this Agreement is Supported
Software, unless identified as "Non-Supported Software" in a
Professional Services Work Statement.
1.16	"Third Party" means any individual, corporation, partnership, association or other entity, other than the Parties to this Agreement.
1.17	"Year 2000 Computer Problem" means the inability of any hardware, software, firmware, middleware, or microchip to record, store, process, recognize, calculate, and display calendar dates falling on or after
January 1, 2000, in the same manner, and with the same functionality, that it records, stores, processes, recognizes, calculates, and displays calendar dates falling on or before December 31, 1999.
2	GRANT OF LICENSE
2.1	License Grant. Subject to the terms of the applicable Work Statement,
Telcordia grants to CTC a perpetual, royalty free, personal, nontransferable and nonexclusive license to use the Licensed Software solely within its own internal business operations at the location and up to the specific number of ports specified in the applicable Work
Statement. Nothing contained herein shall be deemed to prohibit CTC from using the Licensed Software to provide integrated
telecommunications services to its customers.
2.2	License Restrictions.
a)	The license granted shall not extend to any Third Party, or any business or operation of a Third Party acquired by CTC by merger, consolidation, purchase, operation of law or otherwise, after the effective date of the applicable Work Statement, unless and until (i)
Telcordia is notified in writing of the acquisition, and (ii) Telcordia consents in writing to such extension of the license grant contained in the Work Statement, which may be conditioned on appropriate increases in the payments required under the applicable Work Statement.
b)	Except as provided herein or in a Work Statement, no right is granted
(i) for the use of the Licensed Software for or by any Third Party,
(ii) to sell, transfer, export, license or sublicense any of the
Licensed Software, or (iii) to transmit the Licensed Software to any person outside CTC's internal business organization.
c)	CTC shall not reverse engineer, decompile, disassemble or decode the
Licensed Software, or derive any source code or algorithms from the
Licensed Software.
d)	Except as provided in Section 8.1 of this Agreement or as specified in a Work Statement to this Agreement, Telcordia reserves the right, in any way and without notice, to revise, not to revise, update or modify, the Licensed Software or the information upon which the Licensed
Software was based.  Telcordia assumes no responsibility, unless specified in a Work Statement to this Agreement, for (i) protecting the Licensed Software against obsolescence, (ii) providing any improvements to the Licensed Software, (iii) maintaining the Licensed Software, or
(iv) providing other Services with respect to the Licensed Software.
e)	CTC shall reproduce, in all copies of the Licensed Software used for back-up purposes or otherwise specifically authorized herein, all notices of confidentiality and protection to copyrights, as well as a notice to the effect that the Licensed Software is solely for the exclusive and internal use of CTC.
3	OWNERSHIP OF INTELLECTUAL PROPERTY
3.1	Ownership of Deliverables.  Subject to the terms of the applicable Work
Statement and the restrictions set forth below, Telcordia grants to CTC a perpetual, royalty free personal, nontransferable, nonexclusive license to use and copy the Deliverables for CTC's internal business purposes. This license will include a license to use any Telcordia newly-created Invention (as defined below), Work of Authorship (as defined below) or other intellectual property to the extent necessary for CTC to meet the purposes set forth in this Agreement or in an applicable Work Statement.  This license will further include the right to provide copies of the Deliverable to consultants, contractors or suppliers who are hired to carry out recommendations within the
Deliverable as long as such consultant, contractor or supplier is subject to an agreement with CTC requiring confidentiality of the
Deliverable, and which limits the use of the Deliverable by the consultant, contractor or supplier solely to providing services to CTC and which confidentiality terms are no less protective than those contained in this Agreement. CTC shall include Telcordia's copyright notice on all copies of Deliverables. Except as otherwise provided in a
Work Statement, a Professional Services Attachment or another written agreement between the Parties, the Services and any Deliverables are not "work for hire." Nothing contained herein shall be deemed to prohibit CTC for using the Deliverables, Inventions, Works of
Authorship or other intellectual property to provide integrated telecommunications services to its customers.
3.2	Ownership of Newly-Created Intellectual Property. Any patentable or unpatentable discoveries, ideas, including methods, techniques, know-how, concepts, or products ("Invention"); or any works fixed in any medium of expression, including copyright and mask work rights ("Works of Authorship"); or any other intellectual property created by Telcordia during the course of the Services, shall be the sole and exclusive property of Telcordia. Any Inventions, Works of Authorship or other intellectual property created jointly by Telcordia and CTC during the course of the Services shall be the joint property of Telcordia and CTC, each Party having full licensing rights with no obligation of accounting to the other Party. Any Inventions, Works of Authorship or other intellectual property created jointly by Telcordia and CTC during the course of the Services shall be the joint property of Telcordia and CTC, each Party having full licensing rights with no obligation of accounting to the other Party, including with respect to any patents or patent applications related thereto that are filed in any country based on such subject matter (together "Joint Patents").
Any and all Joint Patents shall be jointly assigned to Telcordia and CTC, each without any obligation to account to the other. Telcordia and CTC shall each have the sole right to determine what patents, if any, will be obtained on its employees' or consultants' inventions.
With respect to Joint Patents, Telcordia and CTC will agree in writing, on a case by case basis, which Party will file patent applications, if any. Telcordia and CTC shall each bear its own patent filing expenses. Telcordia and CTC shall each have the right to independently license its patent rights and technical information resulting from the Joint
Patents, including jointly owned technical information, without accounting to the other Party. Inventions are jointly made when employees or consultants of both Telcordia and CTC contribute to the Joint Patents.

3.3	No Rights By Implication.  No direct or indirect ownership interest or license rights in Inventions or Works of Authorship are created by implication. Except as specifically set forth in Sections 2 and 3.1, no direct or indirect ownership interest or license rights in any software or patents are granted by either Party in this Agreement. Except as specifically set forth in Sections 2 and 3.1, any grant of an ownership interest or license rights in a patent or software must be negotiated in a separate agreement.
3.4	Similar Work for Other Customers.  Telcordia may perform the same or similar Services for others, including providing the same or similar conclusions and recommendations, provided that CTC Confidential
Information is not used or disclosed.
3.5	Option for CTC Ownership.  In the event that CTC desires ownership of a
Deliverable related to a Professional Services  Attachment, the Parties agree that they will discuss in good faith appropriate terms and conditions for such ownership prior to the execution of the affected Professional Services Attachment, including, but not limited to, CTC ownership of the copyright in the Deliverable, CTC ownership of newly created intellectual property in the Deliverable, retention by
Telcordia of pre-existing intellectual property, licenses back to
Telcordia of the intellectual property, and appropriate assignment provisions to effect such ownership rights.  All such CTC ownership provisions shall be clearly set forth in the Professional Services
Attachment.  CTC understands that any ownership rights in a
Professional Services Deliverable will affect the price for such
Deliverable and the Services associated therewith. Telcordia agrees that any price adjustment for Services or Deliverable shall be reasonable taking into account the circumstances.
4	FEES AND PAYMENTS
4.1	Fees.  CTC shall timely pay the fees for the Licensed Software and any
Maintenance and Services as specified in any Work Statement.
4.2	Expenses. Except as otherwise set forth in this Agreement and to the extent set forth in the applicable Work Statement, CTC shall also reimburse Telcordia for all reasonable, documented, out-of-pocket expenses actually incurred in connection with the Services, including, but not limited to, travel, lodging, meals and telephone costs.
Telcordia shall obtain CTC's prior written approval for any single expense (other than for travel, lodging and meals) over $2500.00.
Telcordia shall submit copies of receipts for all amounts greater than or equal to twenty five dollars ($25).
4.3	Billing. Telcordia shall submit a single monthly invoice to CTC for
Services and reimbursement of expenses. CTC shall pay billed amounts within thirty (30) days of the date of the bill. Any payment not received by the expiration of this thirty (30) day period, shall constitute an overdue payment ("Overdue Payment").
4.4	Payments. Payments to Telcordia shall be in United States dollars and may be either:
a)	wire transferred to:
	First Union National Bank
550 Broad Street
Newark, New Jersey 07102
ABA No. 031201467
For Account of
Telcordia Technologies, Inc.
Account No. 2018900066914
Attention: Account Officer
Telcordia Technologies, Inc., or

b) 	mailed to Telcordia Technologies, Inc.  P.O. Box 18192, Newark, New
Jersey 07191.

4.5	Overdue Payments.  Overdue Payments are subject to a late payment charge, calculated and compounded monthly, and calculated at an annual rate of one percent (1%) over the lowest prime rate available in New
York City, as published in The Wall Street Journal on the first Monday
(or the next bank business day) following the payment due date.   If
the amount of the late payment charge exceeds the maximum permitted by law, the charge will be reduced to that maximum amount.
4.6	Taxes. CTC shall pay or reimburse Telcordia for all sales or use taxes, duties, or levies imposed by any authority, government or government agency (other than those levied on Telcordia's net income imposed in the United States) in connection with this Agreement.  If Telcordia is required to collect a tax to be paid by CTC, CTC shall pay this tax within three (3) business days of demand.  If CTC fails to pay these taxes, duties or levies, CTC shall pay all reasonable expenses actually incurred by Telcordia, including reasonable attorney's fees, to collect such taxes, duties or levies.
4.7 	Records and Audit.   From time to time, but not more than once
annually, Telcordia may request that CTC provide a certification to the effect that actual use of the Licensed Software and fees paid are in compliance in all material respects with the terms of this Agreement.
In addition, Telcordia may once each calendar year, upon reasonable written notice, perform an audit during normal business hours of the appropriate records of CTC relative to this Agreement to verify that the actual use of the Licensed Software, Deliverables and fees paid are in compliance in all material respects with the terms of this
Agreement.   Such audit shall be at Telcordia's expense. In the event
such audit reveals in Telcordia's reasonable judgement that CTC is not in compliance in all material respects with the terms of this
Agreement, CTC shall reimburse Telcordia for the cost of the audit, and immediately remedy such non-compliance.
5	CONFIDENTIAL INFORMATION
5.1		Confidentiality.
a)	CTC shall hold the Licensed Software, (including the methods and concepts utilized in the Licensed Software) and Deliverables in confidence for the benefit of Telcordia as confidential information.
Both Parties undertake not to copy, divulge, distribute, reveal, communicate, transcribe by any means or form and not to make known directly or indirectly to any Third Party, through their personnel, the information furnished by either one of the Parties or the information to which they have had access by virtue of this Agreement, including, but not limited to, the Licensed Software, Documentation, Services and Deliverables provided under this Agreement, except with the written authorization of the Party issuing the information , which authorization shall not be unreasonably withheld or delayed.  In
addition, neither Party   shall not disclose to Third Parties the
methodology, procedures, handbooks and Confidential Information obtained from the other Party pursuant to this Agreement, including, but not limited to, the Inventions and Works of Authorship, unless a prior written authorization has been issued by Telcordia, which authorization shall not be unreasonably withheld or delayed.
b)	In addition, both Parties consider as confidential all the information received from the other Party relative to this Agreement which is marked as confidential or proprietary, and undertake to implement the measures that they usually apply for the protection of the secrecy of their own documents and information, but in no event measures which are less than reasonable care in protecting such confidential information.
c)	In particular, both Parties shall inform the members of their staff who have access to:  (i) the Licensed Software; (ii) the information related to the Licensed Software; and (iii) the documents and information furnished by the other Party, of the prohibition to divulge or make any of the above known to Third Parties, whether totally or partially, in any manner whatsoever.  By the mere fact of executing this Agreement, each Party commits to inform their personnel having access to the above of the obligation contained in this Section 5.
d)	No information of the disclosing Party will be considered confidential to the extent the information:
i)	is in the public domain  through no fault of the recipient either before or after disclosure; or
ii)	is in the possession of the recipient prior to the disclosure, or thereafter is independently developed by recipient's employees or consultants who have had no prior access to the information; or
iii)	is rightfully received from a Third Party without breach of any obligation of confidence.
5.2	Disclosure of Confidential Information.
 	Each Party agrees to protect the confidentiality of the Licensed Software and Deliverables, including taking adequate actions to instruct its employees, consultants and contractors who will have access to the Licensed Software and Deliverables, and to obtain their compliance with the obligations set forth in this Agreement. CTC agrees that, prior to receipt of any Telcordia Licensed Software,
Deliverables or other confidential information, each of its employees, contractors and consultants will have signed an agreement with CTC which provides at least a substantially similar level of protection to the Telcordia information as the level of protection required under this Agreement, but no less than a reasonable level of protection. The confidentiality obligations of CTC and its employees, contractors and consultants. The confidentiality obligations of each Party and its employees, contractors and consultants survive the termination or expiration of the corresponding Work Statement or Professional Services Attachment or expiration of this Agreement for a period of two (2)
years, except with respect to Licensed Software and the associated Documentation as to which there shall be no limitation on the survival of such obligations.
5.3	No Copies of Licensed Software.  Except as otherwise set forth in this
Agreement or the applicable Work Statement, no copies may be made of the Licensed Software without Telcordia's prior written permission.
However, CTC may make a reasonable number of archival or backup copies of the Licensed Software and Documentation for use within the scope of the permitted use of the Licensed Software.  CTC shall also reproduce all Telcordia proprietary legends when making such copies.
5.4	Title. Title to the Licensed Software, including all modifications made to the Licensed Software, shall remain with Telcordia and thereby are not transferred to CTC.
5.5	Notification Obligation.  If the receiving Party has actual or constructive notice of any unauthorized use or disclosure of the
Confidential Information of the disclosing Party, the receiving Party shall promptly and fully notify the disclosing Party of all facts known to it concerning such unauthorized use or disclosure.
5.6	Misuse of Confidential Information. Either Party's failure to fulfill the obligations and conditions with respect to any use, disclosure, publication, release, or dissemination to any third person of the other
Party's confidential information or breach of any restrictions or obligations of any licenses granted by the other Party, constitutes a material breach of this Agreement.  In that event the aggrieved Party may, at its option and in addition to any other remedies that it may have, terminate this Agreement, its obligations and any rights or licenses granted, upon ten (10) days written notice to the other Party.
In addition to any other remedies it may have, the aggrieved Party has the right to demand the immediate return of all copies of Confidential Information provided to the other Party under this Agreement. The
Parties acknowledge and agree that any breach of this Section 5 will cause immediate and irreparable injury to the non-breaching Party, and that monetary damages shall be inadequate to compensate for such breach.  In the event of such breach, the injured Party shall be entitled to injunctive relief, in addition to any and all other remedies as may be available at law or in equity.
5.7	Required Disclosure The receiving Party will promptly inform the disclosing Party of any requirement or request by any Third Party that Confidential Information be disclosed pursuant to legislation, legal directive, public regulation, court decision, governmental order or similar legal requirement or in connection with the pursuit or defense of a claim in order to afford the disclosing Party an opportunity to limit or restrict such disclosure or to obtain its agreement prior to further action.
6	TELECOMMUNICATIONS ACT
6.1	CTC acknowledges and agrees that Telcordia has informed and explained to CTC the provisions of the Telecommunications Act of 1996 of the United States of America ("the Act"), under which a competent authority of that country may instruct Telcordia to terminate a Work Statement.
Telcordia shall use commercially reasonable efforts to contest such instruction in the proper forum and maintain the Work Statement in full force and effect. CTC therefore recognizes that if Telcordia should receive instructions to that effect, so long as Telcordia shall have made the above-described efforts, Telcordia shall have the right to immediately terminate the affected Work Statement without liability upon sending a written notice to CTC.

7	ACCEPTANCE OF LICENSED SOFTWARE
7.1	Acceptance of Supported Software.  During the Acceptance Period, CTC
may perform the Acceptance Tests to determine whether the Supported
Software performs in conformance with the Acceptance Criteria. CTC shall be deemed to have accepted the Supported Software ("Acceptance")
in any of the following instances: (i) the Supported Software  conforms with the applicable Acceptance Criteria (as defined in the preceding sentence); (ii) CTC expressly waives the Acceptance Tests in writing;
(iii) CTC uses the Supported Software in a commercial production environment; or (iv) CTC fails to notify Telcordia in writing that the Supported Software does not conform to the Acceptance Criteria . The occurrence of any of the events described in this Section 7.1 shall constitute acceptance of Supported Software ("Acceptance").  The
Acceptance process described in this Section 7.1, shall not apply to Maintenance Releases (as defined in Exhibit D) provided under Sections
9.1, 9.2, and 9.3 of this Agreement.
7.2	Execution of Acceptance Test.  At its option, Telcordia shall be allowed to reasonably participate in the execution of the Acceptance
Tests for the Supported Software at no additional charge to CTC, solely to facilitate the timely execution of the Acceptance Tests and the
Restoration or Resolution  (as defined in Exhibit D) of Severity 1 or
Severity 2 Defects (as defined in Exhibit D), if any.  If the applicable Work Statement does not provide for such participation and it is not requested by Telcordia, then at CTC's request, such participation shall be provided at Telcordia's then-current standard hourly rates, subject to availability, pursuant to the change process defined in Section 13 of this Agreement.
7.3	Retest Procedure.  If during the Acceptance Period, CTC advises
Telcordia that the Supported Software does not perform in conformance with the Acceptance Criteria, then Telcordia shall provide a
Restoration or Resolution (as defined in Exhibit D to the Agreement)
for those non-conformances that would be classified as Severity 1 or
Severity 2 Defects pursuant to Exhibit D to the Agreement. Unless otherwise agreed in a Work Statement, such Restoration or Resolution will be provided within a reasonable time period as determined by
Telcordia, and in no event shall this time period be greater than thirty (30) calendar days following the date CTC identified such
Defects to Telcordia. Acceptance testing shall nevertheless continue by working around such Defects to the extent technically and commercially reasonable. If Telcordia is unable to provide a Restoration or
Resolution for such Defects within the Acceptance Period, the
Acceptance Period shall be deemed extended a reasonable period of time
(which shall be a time period following Restoration or Resolution which is no longer than the duration of the original Acceptance Period) to allow CTC to re-perform the Acceptance Tests such additional testing will begin immediately following Telcordia's provision of such
Restoration or Resolution.
7.4	Remedies.  If Telcordia is unable to provide a Restoration or
Resolution for such Severity 1 or Severity 2 Defects within the time period set forth in Section 7.3 above, and CTC advises Telcordia that the Supported Software does not perform in accordance with the applicable Acceptance Criteria due to Severity 1 or 2 Defects, CTC
shall have the right to either: a) further extend the Acceptance Test period until Telcordia has provided a Resolution or Restoration for such Severity 1 or 2 Defects, not to exceed an additional thirty days, during which time Telcordia will assign a senior engineer to be on-site at CTC's testing location to assist with such efforts at no additional charge to CTC; or b)  terminate the applicable Work Statement for the
Supported Software without further liability, other than as provided in
Section 5 of this Agreement,  provided that CTC gives Telcordia written notice of such termination within 30 days following the original or extended Acceptance Period, as applicable. Telcordia's sole obligation, and CTC's sole and exclusive remedy against Telcordia due to the inability of the Supported Software to perform in accordance with the Acceptance Criteria shall be: i) a refund of the license fee for and any fixed price fees for Services in connection with such Supported
Software, if any, which has been paid to Telcordia under the applicable
Work Statement; ii) reimbursement of CTC for any Third Party software license fees paid by CTC for software licensed by CTC  only for use with such Supported Software; and iii) reimbursement of CTC for the then-current fair market value of any Third Party hardware purchased by
CTC only for use with such Supported Software, provided that CTC: a)
returns all full and partial copies of such  Supported Software to
Telcordia; b) assigns the licenses to such Third Party software to
Telcordia, if CTC is permitted to do so under its license agreement for such software, or returns such Third Party software to the
corresponding vendor; and c) cooperates with Telcordia in reselling such Third Party Software with the understanding that Telcordia's reimbursement of CTC for such hardware shall be limited to the difference between the amount of such resale and the fair market value, including depreciation, of such hardware at that time.
7.5	Acceptance of Non-Supported Software. Unless otherwise stated in the applicable Professional Services Work Statement or Professional
Services Attachment, all Non-Supported Software will be deemed accepted by CTC upon delivery.
8	WARRANTY AND DISCLAIMER OF WARRANTIES
8.1	Warranty for Supported Software and Basic Maintenance Services.
Telcordia warrants that (i) the Supported Software, will conform to the Documentation under normal use conditions during the twelve (12) month period following Acceptance ("Warranty Period"); and (ii) if the
Supported Software fails to perform as a result of defective media during the Warranty Period, Telcordia shall replace the media within ten (10) business days from CTC's notification to Telcordia of such defective media. Telcordia shall correct the Supported Software's non-conformance with the Documentation as set forth in (i) of the preceding sentence in accordance with the Basic Warranty and Maintenance Service procedures set forth in Exhibit D to this Agreement. The warranty contained herein shall apply only to the Supported Software for which
CTC is current in its Maintenance payment obligations, and shall not apply to any Supported Software that has been modified without prior written authorization from Telcordia. As CTC's sole and exclusive remedy for such non-conformity in the event that Telcordia is delayed in correcting the Supported Software as described above, CTC shall be entitled to credits that will be applied against the next Maintenance invoice as described in the Maintenance Exhibit D. Except as otherwise provided in the applicable Work Statement, prior to the expiration of the Warranty Period, CTC may request continued Basic Warranty and
Maintenance Support Services for the Supported Software at Telcordia's
then current rates by contacting Telcordia's Technical Contact. CTC's purchase of continued Basic Warranty and Maintenance Support Services requires mutual execution of a separate Work Statement to this
Agreement.
8.2	Year 2000 Software Functionality Warranty. Telcordia warrants that the
Supported Software will record, store, process, recognize, calculate and display calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, that it records, stores, recognizes, calculates, and displays calendar dates falling on or before December 31, 1999.  If a breach of the warranty set forth in this Section 8.2 occurs, CTC's sole and exclusive remedy is that
Telcordia will provide a Restoration or Resolution for such Defect as provided in Exhibit D to this Agreement during any period in which CTC is entitled to receive Maintenance for such Supported Software.
8.3	Warranty for Non-Supported Software. Telcordia's warranty, if any, on
Non-Supported Software will be as set forth in the applicable
Professional Services Work Statement or Professional Services
Attachment.
8.4	Warranty for Services and Deliverables.  Telcordia warrants that the
Services and Deliverables provided under this Agreement will (1)
substantially  conform to the Services and/or Deliverables, as applicable, as described in the applicable Work Statement(s), and (2)
be performed in a professionally diligent manner by qualified personnel ("Satisfactory Work").
8.5	Correction of Unsatisfactory Work. Telcordia will respond with qualified personnel to correct any Service or Deliverable, as applicable, which is not Satisfactory Work, and which has been reported by CTC in writing within thirty (30) days of CTC's receipt of the
Deliverable from Telcordia or Telcordia's performance of the Service, as applicable. If, within such thirty (30) day period, CTC does not provide Telcordia with written notice that a Service or Deliverable is not Satisfactory Work, such Deliverable and/or Service shall be deemed accepted by CTC.
8.6	Right to Provide Information. CTC represents and warrants to Telcordia that, to the best of its knowledge and subject to Telcordia's compliance with any confidentiality requirements in this Agreement or any other written agreement between the Parties, it has the right to provide the information, specifications and data, including the information, specifications and data of any Third Party, that it has or will provide to Telcordia in order for Telcordia to complete the
Services and Maintenance and to create the Deliverables identified hereunder. CTC further represents and warrants that, to the best of its knowledge and subject to Telcordia's compliance with any confidentiality requirements, possession and use of that information, specifications and data by Telcordia under the terms and conditions of this Agreement or any other written agreement between the Parties will not constitute an infringement upon any patent, copyright, trade secret, or other intellectual property right of any Third Party.
8.7 	Warranty of Non-Infringement Telcordia warrants that Supported Software licensed to CTC under a Work Statement does not infringe any United
States patent or United States copyright of a Third Party and that a Deliverable under a Professional Services Attachment does not infringe any United States copyright of a Third Party. CTC's sole and exclusive remedy for any actual or alleged breach of this warranty shall be as provided in Section 11 of this Agreement.

8.8 	Disclaimer of Warranties
a)	Except as expressly provided in Sections 8.1 through 8.5 and 8.7,
Telcordia makes no representations and extends no warranties of any kind with respect to the Licensed Software, Services, Deliverables or Maintenance. By way of illustration and not limitation:
i)	Telcordia assumes no responsibility or liability with respect to
(i) the use or sufficiency of the Licensed Software, or (ii) any
Services or Maintenance furnished with respect to it, and
ii)		Telcordia does not warrant that the operation of the Licensed
Software will be uninterrupted or error free.
b)	The warranties set forth in this Section 8 hereof will not be applied in the event the Licensed Software is used by CTC contrary to its corresponding use specifications and technical requirements set forth in the user and technical handbooks, Documentation and any other documents, including Work Statements and Professional Services
Attachments, delivered to CTC by Telcordia.
c) 	UNLESS SPECIFICALLY DESCRIBED IN A WORK STATEMENT UNDER THIS AGREEMENT
(AND SEPARATELY IDENTIFIED AS "YEAR 2000 SERVICES OR RESULTS"),
TELCORDIA'S SERVICES AND THE DELIVERABLES WILL NOT INCLUDE ANY YEAR
2000 ANALYSES, ASSESSMENT, REMEDIATION, TESTING OR OTHER SERVICES OR DELIVERABLES RELATED TO THE YEAR 2000 COMPUTER PROBLEM NOR DOES
TELCORDIA MAKE ANY REPRESENTATION OR WARRANTY THAT THE SERVICES OR DELIVERABLES, IF ANY, PROVIDED HEREUNDER WILL NECESSARILY RESULT IN
YEAR 2000 COMPLIANCE, READINESS OR FUNCTIONALITY OF ANY OF CTC'S
NETWORK, SYSTEMS, HARDWARE, SOFTWARE, MIDDLEWARE OR EMBEDDED SYSTEMS,
THE ISSUE OF SUCH COMPLIANCE, READINESS OR FUNCTIONALITY BEING OUTSIDE
THE SCOPE OF THIS AGREEMENT UNLESS SPECIFICALLY PROVIDED, AS NOTED
ABOVE, IN AN ATTACHED WORK STATEMENT.
d)	THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EITHER
EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED
WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE,
EVEN IF TELCORDIA HAS BEEN MADE AWARE OF SUCH PURPOSE, AND ANY WARRANTY
AGAINST INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS. TELCORDIA NEITHER ASSUMES NOR ACCEPTS ANY LIABILITY TO CTC OR ITS
CUSTOMERS WITH RESPECT TO THE QUALITY OR SUFFICIENCY OF ANY RESULTS TO
BE ACHIEVED BY THE USE OF THE LICENSED SOFTWARE, SERVICES.
DELIVERABLES, MAINTENANCE OR OTHER INFORMATION FURNISHED TO CTC,
INCLUDING, BUT NOT LIMITED TO, PRODUCTS, SERVICES OR INFORMATION
PROVIDED BY THIRD PARTIES TO CTC.
9	MAINTENANCE AND SERVICES.
9.1	After the expiration of the Warranty Period and during the term of this
Agreement, Maintenance shall be provided at Telcordia's then current rates, unless CTC chooses not to renew such Maintenance.  Should CTC choose not to renew Maintenance for the next annual period, such Party shall provide written notice to the Telcordia not later than sixty (60)
days prior to the expiration of the Warranty Period or the then current Maintenance period.
9.2	During the then-current Maintenance period, Telcordia shall provide
Maintenance for the Supported Software in accordance obligations set forth in the Basic Warranty and Maintenance Service, Exhibit D to this
Agreement.
9.3	Any enhancements to Supported Software will be provided under a mutually agreed to Work Statement, which will identify any
corresponding increases to the then-current Maintenance fees.
9.4	No provision of this Agreement shall be deemed to refer to: (i)
Telcordia COMMON LANGUAGE; (ii) services, software or deliverables provided by Telcordia's applied research organization ("Applied
Research Work"); or (iii) the development of any Telcordia generic requirements document. Such COMMON LANGUAGE, Applied Research Work or generic requirement development work to be performed, if any, shall be pursuant to a separate agreement between the Parties.
10	LIMITATION OF LIABILITY
10.1	Limited Liability. Unless  directly caused by Telcordia's gross negligence or willful misconduct, Telcordia shall not be liable for any indirect damages, including any lost profits or other incidental or consequential damages, arising out of this Agreement or the furnishing of the Licensed Software, Maintenance or Services, including the use or inability to use the Licensed Software or Deliverables. Unless directly caused by Telcordia's gross negligence or willful misconduct, Telcordia has no liability to CTC, exceeding that specified in the following sentence, in contract or in tort, strict liability or otherwise with respect to any written or oral statement, information, comment or conclusion made by or on behalf of Telcordia or otherwise in connection with the Services provided under this Agreement including, but not limited to, any materials or any other information or Deliverable prepared and/or made available to CTC under the terms of this
Agreement. Unless directly  caused by Telcordia's gross negligence or willful misconduct, Telcordia's liability under this Agreement, if any, is limited as follows: (i) for Services and Deliverables, to the amount actually paid by CTC to Telcordia under the applicable Professional
Services Attachment directly relating to the subject matter of the claim asserted and (ii) with respect to the Licensed Software, including, but not limited to, the use or inability to use the Licensed Software, to: a) the license fees received by Telcordia for such affected Licensed Software under the applicable Work Statement, including any fees received by Telcordia for fixed price Services provided under that Work Statement, or Maintenance fees, as applicable;
b) any Third Party software license fees paid by CTC for software licensed by CTC only for use with such Supported Software; and c) the then-current fair market value of any Third Party hardware purchased by
CTC only for use with such Supported Software (less any amounts recouped by CTC as a result of the Parties following the procedures described in Section 7.4 with respect to such hardware).
  11	INTELLECTUAL PROPERTY INDEMNIFICATION
11.1	During the term of this Agreement, Telcordia shall defend or settle any claim, suit, or proceeding brought or threatened against CTC by any
Third Party to the extent such claim, suit, or proceeding is based on an allegation that CTC's operation or possession of the latest Release
(as defined in Exhibit D) of the Supported  Software in the form licensed to CTC, infringes any United States patent or United States copyright of such Third Party or that CTC's use or possession of a
Deliverable in accordance with the corresponding Professional Services Attachment infringes any United States copyright of a Third Party.
11.2	Notwithstanding the foregoing, Telcordia shall have no obligations to defend or settle any claim, suit, or proceeding as set forth in this
Section 11, under any of the following circumstances:
a)	the infringement claim is based upon those aspects of the
Supported Software or Deliverable that were created based upon information supplied by CTC unless such claim could have been avoided but for Telcordia's choice of the manner in which it implements such information;
b)	the infringement claim is not directly attributable solely to the operation of the Supported Software or the infringement claim is based on the operation of the Supported Software in combination with any other software not provided or licensed by Telcordia;
c) 	the infringement claim arises from modifications to the Supported
Software or the Deliverable that were not made in accordance with express written directions from Telcordia or specific
modifications to the Supported Software or Deliverable made by
Telcordia based upon CTC's express written request;
d)	the infringement claim is based upon CTC's use of other than the most current version of the Supported Software provided to CTC by
Telcordia;
e) the infringement claim is based on a patent or copyright owned, controlled, licensable, or licensed by CTC or any of its
affiliates; or
f)	the infringement claim is based on CTC's operation of the
Supported Software in a manner not expressly permitted under this
Agreement or in violation of this Agreement.
11.3	Telcordia, in its sole discretion, may at any time choose to mitigate damages and remedy any actual or potential Third Party claim, suit or proceeding for which it has a defense obligation under this Section
10.1, by taking any one or combination of the following measures:
a)	securing for CTC the right to continue to use the  Supported Software or Deliverable;
b)	replacing or modifying the  Supported Software or Deliverable or any part thereof to make it non-infringing; or
c)	, if  the foregoing a) and b) are not commercially reasonable, terminating CTC's license to the Supported Software or Deliverable or any part thereof granted under this Agreement and refunding to CTC an amount which represents the value of the unused portion of the license, such value to be determined by fully amortizing, over a six (6) year period, the amount CTC paid to Telcordia for such license.
11.4	For the indemnification obligations in this Section 11, the
indemnifying party's obligations to defend or settle any claim, suit or proceeding as set forth in this Section 11, shall be contingent upon all of the following:
a)	The indemnified party shall notify indemnifying party promptly under the circumstances in writing of such claim, suit or proceeding;
b)	The indemnifying party shall have the right to assume full control of the defense and all negotiations for settlement or compromise of the claim, suit or proceeding; and
c)	The indemnified party shall reasonably cooperate with the indemnifying party in the defense and settlement of the claim, suit or proceeding.
12.	PATENT IMMUNITY
12.1	Pursuant to a January 1, 1989 Patent License Agreement between
Telcordia and AT&T Corp. ("AT&T"), a New York corporation, Telcordia conveys to CTC an immunity from suit under any claimed invention of any
AT&T Patent, solely to the extent that the Supported Software (other than those portions which are Third Parties' software) as furnished by Telcordia embodies (or the operation of such Supported Software directly and necessarily implements or embodies) such claimed invention. AT&T Patent means any United States patent (other than a design patent or a design registration) issued on an application filed or entitled to a filing date prior to January 1, 1994 for an invention
(i) which was owned (either solely or jointly with others) or controlled on December 31, 1993 by AT&T or any of its subsidiaries, or
(ii) with respect to which such company otherwise had, on December 31,
1993, the right to grant licenses and rights.
13.	CHANGE PROCEDURE
13.1	"Change" means any difference from the scope of the Licensed Software,
Services, schedule or fees for work described in the applicable Work
Statement.
13.2	For each Change which is agreed to by CTC and Telcordia, the applicable provision of the applicable Work Statement or Professional Services
Attachment shall be amended to the extent necessary to give effect to that Change.  The obligations of the Parties shall not be changed, nor shall Telcordia have any obligation to proceed with disputed work until an amendment to the applicable provision of the affected Work Statement or Professional Services Attachment in the form of a Change Order, attached hereto as Exhibit E, with respect to such Change has been executed by both Parties. A process for executing Change Orders will be mutually defined in writing by the Parties within thirty (30) days of execution of this Agreement.
13.3	CTC acknowledges that Telcordia may charge a reasonable amount for the work to perform the Change and/or provide an estimate for the Change.
Prior to charging CTC for an estimate for a Change, Telcordia shall provide CTC with an estimate of the fee to be charged and obtain CTC's written consent to charge for the Change estimate.

14.	DISPUTE RESOLUTION

14.1	Technical Contact Level Performance Review.  In the event a dispute relating to this Agreement arises between the Parties, CTC's Technical
Contact and Telcordia's Technical Contact identified in the applicable
Work Statement or Professional Services Attachment shall meet and attempt to resolve the dispute. If the Parties are unable to resolve the dispute within ten (10) business days after the initial request for a meeting, then the Parties shall seek to resolve the dispute through an executive-level performance review as provided in Section 14.2.
14.2	Executive-Level Performance Review.  Face-to-face negotiations shall be conducted by a vice president or higher-level officer of CTC and a vice president or higher-level executive of Telcordia. If such representatives are unable to resolve the dispute within five (5)
business days after the Parties have commenced negotiations, or fifteen
(15) business days have passed since the initial request for negotiations at this level, then the Parties shall be entitled to discontinue negotiations, and to seek any and all rights and remedies that may be available to them under this Agreement.  The periods of calendar or business days referred to in this Section 14 may be extended by mutual agreement of the Parties.
15.	TERMINATION
15.1	Telcordia's Right to Terminate.  Telcordia may terminate the license and rights granted to CTC under this Agreement if:
a)	CTC assigns any license granted herein for the benefit of creditors,
b)	CTC admits in writing its inability to pay debts as they mature,
c)	a trustee or receiver is appointed for a substantial part of CTC's assets, or
d)	a bankruptcy proceeding is instituted against CTC, which is acquiesced in and is not dismissed within sixty (60) days, or results in an adjudication of bankruptcy.
The termination is effective upon CTC's receipt of Telcordia's written termination notice.
15.2     Termination of Work
Statement for Breach. If either Party is in default of any of its material obligations under a Work Statement or Professional Services
Attachment subject to the terms of this Agreement and such default continues for thirty (30) days after written notice thereof by the Party not in default, such non-defaulting Party may terminate the corresponding Work Statement or Professional Services Attachment and the licenses which may be affected by such default. . The termination of a Work Statement or Professional Services Attachment shall not affect any other Work Statement or Professional Services Attachment.

15.3	Return or Destruction of Licensed Software.  Upon termination or expiration of the license and rights granted, CTC shall destroy or return all affected Licensed Software or Deliverables (unless such Deliverables are owned by CTC if so provided in the applicable Professional Services Attachment), including all copies and, if requested, certify in writing to Telcordia the destruction or return. Each Party is bound by all obligations incurred prior to the termination or expiration of the applicable Work Statement or Professional Services Attachment or expiration of this Agreement.
16.	CTC'S REEXPORT OBLIGATIONS
CTC acknowledges that it shall not export or re-export any technical data, commodity, Deliverable or Licensed Software provided under this Agreement, or any product thereof, directly or indirectly, either during the term of this Agreement or after its expiration, in any manner and to any destination without the prior written authorization of Telcordia.
17.	      GENERAL

17.1	Similar Agreement.  This Agreement shall not prevent either Party from entering into any similar agreement with any Third Party, whether in the same or in a different industry.
17.2	Publicity. Neither of the Parties may, without the express and written authorization of the other Party, which authorization shall not be unreasonably withheld or delayed use in advertisements, publicity or similar publications, any trademark, sign or trade name, design, symbol or any other identification, abbreviation, contraction or imitation that can be identified with the other Party or its affiliated or subsidiary companies, or that is used by the other Party or its affiliated or subsidiary companies.
17.3	Assignment. Neither Party may  assign, in whole or in part, this
Agreement, any Work Statement or any license, rights or obligations granted, to any party other than to any subsidiary, affiliate or entity owned or controlled by such Party or to an entity resulting from any merger, consolidation or other  reorganization of such Party without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed.
17.4	Waiver.  The failure of either Party at any time to enforce any of the provisions of this Agreement or any right under this Agreement, or to exercise any option provided, will in no way be construed to be a waiver of the provisions, rights, or options, or in any way to affect the validity of this Agreement. The failure of either Party to exercise any rights or options under the terms or conditions of this Agreement shall not prejudice the exercising of the same or any other right under this Agreement.
17.5	Non-Compliance for Cause Beyond Control.  Neither Party shall be liable to the other for non-compliance with any provision of this Agreement if the non-compliance resulted directly from any cause beyond the reasonable control of the Party.  However, this provision shall not apply to any payments due to  either Party under this Agreement.
17.6	Choice of Law.  This Agreement must be construed and enforced according to the substantive law of the State of New York if a suit is commenced in connection with this Agreement.
17.7	Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall not be affected, and the remaining terms will continue in effect and be binding on the
Parties, provided that such holding of invalidity or unenforceability does not materially affect the essence of the Agreement.
17.8	Notice.  Any notice or other written communication required or permitted to be given by a Party under this Agreement  shall be in writing and will be considered delivered:  (1) five (5) business days after the notice has been mailed by certified mail, or (2) the next business day after receipted delivery to a recognized overnight courier if sent by overnight or priority delivery, provided that such notice is addressed to the attention of the other Party's Administrative Contact identified in this Agreement or in any Work Statement.
17.9	Compliance with Laws. The Parties agree to comply with all applicable laws and regulations.  Except as otherwise specifically set forth in this Agreement, each Party is responsible, at its sole cost and expense, for obtaining any and all governmental licenses and approvals that may be required in connection with its performance of this
Agreement.
17.10	Amendments; Change Orders. No proposed amendment or Change Order to this Agreement will be valid until it has been agreed upon in a writing signed by both Parties.
17.11	Section Headings.  Section headings are inserted for convenient reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.
17.12	Survival.  Except as otherwise expressly provided in this Agreement, upon termination the terms and conditions of this Agreement regarding confidentiality, payment, warranties, liability and all others that by their sense and context are intended to survive the execution, delivery, performance, termination or expiration of the applicable Work Statement or Professional Services Attachment or expiration of this Agreement survive and continue in effect for a period of two (2) years after the date of such expiration or termination.

17.15	Order of Preference.  In the event of any inconsistency between the terms stated in this Agreement and the terms stated in a signed Work Statement or Professional Services Attachment, the terms of the signed
Work Statement or Professional Services Attachment shall prevail.
18.	ENTIRE AGREEMENT
18.1	This Agreement constitutes the entire agreement between the Parties.
This Agreement supersedes any previous oral or written agreement regarding the subject matter hereof, and covers all related discussions and negotiations between the Parties previous or simultaneous to its execution. It may only be changed or supplemented by a written amendment signed by the authorized representatives of both Parties.
END OF TERMS AND CONDITIONS